Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329

November 19, 2025

Lumentum Holdings Inc.

1001 Ridder Park Drive

San Jose, California 95131

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Lumentum Holdings Inc. (the “Company”), a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 3,600,000 shares of the Company’s common stock (the “Common Stock”) available for issuance under the Company’s 2025 Equity Incentive Plan (the “2025 Plan”). Such shares of Common Stock are collectively referred to herein as the “Shares”. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with this issuance and sale of the Shares under the 2025 Plan.

On the basis of the foregoing, and in reliance thereon, it is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and upon the terms and in the manner described in the 2025 Plan and pursuant to the agreements that accompany each grant or award under the 2025 Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

AUSTIN BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE